Exhibit 99.1

Anika Therapeutics Reports 35% Total Revenue Growth in First Quarter 2010

Strong Domestic Sales of ORTHOVISC® Drive 18% Organic Product Growth; Company Completes Initial Steps in FAB Integration Plan

BEDFORD, Mass.--(BUSINESS WIRE)--May 10, 2010--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended March 31, 2010.

Key Highlights

  Total revenue and product revenue grew 35% and 37%, respectively
  Orthopedic/joint health revenue rose 34%, driven by strong U.S. sales of ORTHOVISC®
  Achieved good progress on FAB integration and product rationalization

Revenue

Anika’s product revenue increased 37% to $11.6 million for the first quarter of 2010, from $8.5 million in the first quarter of 2009. Excluding revenue from Fidia Advanced Biopolymers, s.r.l. (“FAB”), which was acquired by Anika late in the fourth quarter of 2009, product revenue increased 18% from the year-earlier quarter. This growth was primarily due to continued strong U.S. sales of the Company’s ORTHOVISC® product line.

Total revenue for the first quarter of 2010 grew 35% to $12.5 million, from $9.2 million in the first quarter last year.

Product Gross Margin

Product gross margin for the first quarter of 2010 was 56%, compared with 62% in last year’s first quarter. The decrease in product gross margin largely reflected the addition of FAB products into Anika’s overall product mix.

Operating Expenses

Research and development expenses for the first quarter of 2010 decreased to $1.9 million, from $2.2 million in the first quarter of 2009. This reflected a decline in R&D spending due to the completion of Anika’s U.S. MONOVISC clinical trial in the third quarter of 2009, partially offset by the inclusion of FAB expenses.

Selling, general and administrative expenses for the first quarter of 2010 increased to $4.3 million from $3.0 million in the same quarter of 2009, driven by the inclusion of SG&A costs at FAB. Excluding FAB, Anika’s first-quarter 2010 SG&A expenses were essentially level with the year-earlier quarter.

Net Income

Net income for the first quarter of 2010 was $714,000, or $0.05 per diluted share, compared with $523,000, or $0.05 per diluted share, for the same period last year. The comparison with the first quarter of 2009 was negatively impacted by the dilutive effect of the FAB acquisition.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at March 31, 2010 were $23.2 million, compared with $24.4 million on December 31, 2009.

Management Commentary

“This was a great start to a year that promises to be full of milestones for Anika,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Driven by strong domestic sales of ORTHOVISC, organic revenue grew 18% from the first quarter of 2009. At the same time, we made excellent progress on our key goals for 2010, highlighted by completing the initial steps in our integration and product rationalization plan for the Fidia Advanced Biopolymers (FAB) business we acquired late in the fourth quarter of 2009.”

“The first of our 2010 goals is to grow sales of ORTHOVISC in the United States and internationally,” said Sherwood. “ORTHOVISC continued to perform well in the first quarter of 2010, particularly in the United States, where sales were up 44% from the first quarter last year. Second, we expect a U.S. launch of MONOVISC using a hybrid sales model in the second half of 2010 following PMA approval from the FDA.”

“Our third key goal for this year is to obtain FDA approval and launch key FAB products in the United States,” Sherwood said. “FAB has a broad orthopedic portfolio that, added to ORTHOVISC and MONOVISC, should provide us with the critical mass of products we need to more effectively penetrate the U.S. market.”

“Anika’s vision is to offer therapeutic products that span the full continuum of care – from palliative, to protective, to restorative or, in other words, from pain relief to protecting and restoring damaged tissue,” said Sherwood. “FAB’s restorative tissue technology products will help us advance this vision. Our fourth goal for 2010 is to expand sales of these products beyond Italy, where they are currently commercialized, into other European markets.”

“Our fifth goal for 2010 is to reduce FAB’s operating loss through cost synergies and product rationalization, positioning FAB to generate profits in 2011,” Sherwood said. “Our efforts in this area are focused on integrating FAB’s research and development pipeline and manufacturing operations with Anika’s, while rationalizing FAB’s product portfolio. We made progress in each of these areas in the first quarter, highlighted by the first steps toward consolidation of our R&D activities on both sides of the Atlantic.”

“As we begin the second quarter, we are successfully executing on our key goals and driving revenue growth, leveraging our HA research and manufacturing expertise and our solid financial position,” said Sherwood. “FAB advances our vision to provide innovative therapeutic products that go beyond pain relief, expanding our growth opportunities and positioning us for accelerated earnings in the long-term. We are looking forward to making further progress as 2010 unfolds.”

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Tuesday, May 11, 2010 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, 888-396-2356 (International callers dial 617-847-8709) and use the passcode 66039281. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slideshow presentation also can be accessed via the Anika Therapeutics website. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by ORTHOVISC®, a treatment for osteoarthritis of the knee; to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Fidia Advanced Biopolymers, S.r.l (FAB), provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. FAB’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends do not constitute historical matters and identify forward-looking statements. These statements also include those relating to: (i) the expectation that 2010 will be a year of milestones for Anika, (ii) the expectation that sales of ORTHOVISC will increase in the United States and internationally, (iii) obtaining PMA approval for, and commercially launching, MONOVISC in the United States, (iv) obtaining FDA approval and launching key FAB products in the United States using a hybrid sales model, (v) expanding sales of FAB’s restorative tissue technology products into European markets beyond Italy, (vi) reducing FAB’s operating loss through cost synergies and product rationalization, positioning FAB to generate profits in 2011, (vii) the expectation that Anika will successfully execute on the Company’s five key goals for 2010 and drive revenue growth, including the integration of FAB’s research and development pipeline and manufacturing operations with Anika’s, and (viii) the expectation that Anika will make further progress as 2010 unfolds. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) Coapt Systems ability to effectively sell Hydrelle; (ii) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated or (vii) the Company’s ability to launch MONOVISC in the U.S., if at all. Any delay in receiving any regulatory approvals may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC and MONOVISC, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including HYVISC, ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Quarter Ended
	March 31,
	2010	2009	% Change
Product revenue	$11,642,050	$8,519,073	37%
Licensing, milestone and contract revenue	824,037	681,251	21%
Total revenue	12,466,087	9,200,324	35%

Operating expenses:
Cost of product revenue	5,123,675	3,211,666	60%
Research & development	1,875,644	2,194,308	-15%
Selling, general & administrative	4,288,978	3,034,982	41%
Total operating expenses	11,288,297	8,440,956	34%
Income from operations	1,177,790	759,368	55%
Interest income (expense), net	(49,920)	1,440
Income before income taxes	1,127,870	760,808	48%
Provision for income taxes	413,590	238,088	74%
Net income	$714,280	$522,720	37%
Basic net income per share:
Net income	$0.06	$0.05
Basic weighted average common shares outstanding	12,614,808	11,366,545
Diluted net income per share:
Net income	$0.05	$0.05
Diluted weighted average common shares outstanding	13,628,376	11,496,518
Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,167,641	$24,426,990
Accounts receivable, net	12,706,601	11,831,438
Inventories	8,785,265	8,441,079
Current portion deferred income taxes	2,183,827	2,183,827
Prepaid expenses and other	2,934,507	2,921,283
Total current assets	49,777,841	49,804,617
Property and equipment, at cost	47,750,361	47,172,403
Less: accumulated depreciation	(11,747,765)	(11,424,788)
	36,002,596	35,747,615
Long-term deposits and other	414,202	413,228
Intangible asset, net	31,059,216	33,577,451
Deferred income taxes	2,805,632	3,506,362
Goodwill	7,182,830	7,652,253
Total Assets	$127,242,317	$130,701,526

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$7,013,929	$6,366,944
Accrued expenses	4,664,747	5,816,170
Deferred revenue, current	2,700,000	2,751,467
Long-term debt, current	1,600,000	1,600,000
Total current liabilities	15,978,676	16,534,581
Other long-term liabilities	1,820,653	1,818,383
Long-term deferred revenue	7,424,996	8,099,996
Deferred tax liability	8,336,619	9,305,064
Long-term debt	12,400,000	12,800,000
Stockholders’ equity
Preferred stock	—	—
Common stock	134,590	134,188
Additional paid-in-capital	61,021,738	60,539,768
Accumulated currency translation adjustment	(2,058,781)	—
Retained earnings	22,183,826	21,469,546
Total stockholders’ equity	81,281,373	82,143,502
Total Liabilities and Stockholders’ Equity	$127,242,317	$130,701,526

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

Revenue by Product Line and Product Gross Margin

	Quarter Ended
	March 31,
	2010	% Ttl	2009	% Ttl	% Change
Orthopedic/Joint Health	$6,921,494	59%	$5,149,642	60%	34%
Advanced Wound Care	688,694	6%	-	0%	-
Ophthalmic	2,584,458	22%	2,645,252	31%	-2%
Post Surgical	578,547	5%	36,750	0%	-
Aesthetics	197,513	2%	50,094	1%	294%
Veterinary	671,344	6%	637,335	8%	5%
	$11,642,050	100%	$8,519,073	100%	37%

Product gross profit	$6,518,375		$5,307,407
Product gross margin	56%		62%

Product Revenue by Geography

	Quarter Ended
	March 31,
	2010	% Ttl	2009	% Ttl	% Change
Domestic	$8,378,266	72%	$6,135,564	72%	37%
International	3,263,784	28%	2,383,509	28%	37%
	$11,642,050	100%	$8,519,073	100%	37%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Kevin W. Quinlan, 781-457-9000
CFO